                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Kimberly-Clark Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                                                                  March 15, 1999

Kimberly-Clark Corporation

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 29, 1999, at 11:00 a.m. at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas.

     At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve the selection of the Corporation's independent auditor and vote on a stockholder proposal. These matters are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. However, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                                /s/ WAYNE R. SANDERS
                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 29, 1999

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 29, 1999, at 11:00 a.m. for the following purposes:

          1. To elect four directors for a three-year term to expire at the 2002 Annual Meeting of Stockholders;

          2. To approve the selection of Deloitte & Touche LLP as independent auditor;

          3. To act upon a stockholder's proposal regarding classification of the Board of Directors, as set forth in the accompanying Proxy Statement; and

          4. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 2, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

     The accompanying Proxy Statement also is used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustees of the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan and the Tecnol Medical Products, Inc. Employee Stock Ownership Plan for the benefit of the participants in the plans. It is important that each participant in any such plan sign, date and return the voting instruction card which is enclosed with the Proxy Statement in the business reply envelope provided. No postage is necessary if mailed in the United States.

                                            By order of the Board of Directors.

                                            /s/DONALD M. CROOK
                                            Donald M. Crook
                                            Vice President and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 15, 1999

                                PROXY STATEMENT

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
March 15, 1999

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on April 29, 1999 and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of directors and the approval of the selection of the Corporation's independent auditor, and against the stockholder proposal regarding classification of the Board of Directors. Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy.

     Each stockholder of record at the close of business on March 2, 1999 will be entitled to one vote for each share registered in such stockholder's name. As of that date, there were outstanding 534,786,535 shares of common stock of the Corporation.

     The entire cost of the proxy solicitation, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners, will be paid by the Corporation. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. If undertaken, the expense of such solicitation would be nominal. The Corporation has retained W.F. Doring & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $10,000, plus reimbursement of out-of-pocket expenses.

     Stockholders' proxies are received by the Corporation's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders request disclosure or write comments on their proxy cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive vote tallies from time to time from the independent proxy processing agent, but such tallies will provide aggregate data rather than names of stockholders. The agent will notify the Corporation if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

     The Corporation intends to mail this Proxy Statement and proxy card, together with the 1998 Annual Report to Stockholders, to the stockholders on March 15, 1999. If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in such plan, as well as shares registered in the stockholder's name.

     The Corporation also intends to mail this Proxy Statement, the 1998 Annual Report to Stockholders and a voting instruction card, which is solicited on behalf of the Board of Directors of the Corporation, on March 15, 1999 to each participant in the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan and the Tecnol Medical Products, Inc. Employee Stock Ownership Plan (the "Tecnol Plan"). Both the trustee of the Corporation's plans, U.S. Bank, and the trustee of the Tecnol Plan, as the stockholders of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions such participant gives on such voting instruction card, or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

     Under Section 216 of the Delaware General Corporation Law and the Corporation's By-Laws, a majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

PROPOSAL 1. ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 12 members, four of whom have terms which expire at this year's Annual Meeting (Class of 1999), four of whom have terms which expire at the 2000 Annual Meeting (Class of 2000), and four of whom have terms which expire at the 2001 Annual Meeting (Class of 2001).

     The four nominees for director set forth on the following pages are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2002 Annual Meeting of Stockholders (Class of 2002) and until their successors are elected and have qualified. Should any such nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages.

     The nominees for director are such that immediately after the election of such nominees to the Board of Directors, a majority of all directors holding office shall be "Independent Directors" as that term is defined in By-Law 24 of the Corporation's By-Laws. Generally, the By-Law provides that individuals are Independent Directors if they are not employed by the Corporation or its subsidiaries or equity companies and do not have, and are not affiliated with an entity that has, business transactions or relationships with the Corporation or its subsidiaries that are required to be disclosed in the Corporation's proxy statement. The By-Law authorizes the Audit Committee of the Board of Directors to determine that an individual who has a transaction or relationship disclosed in the proxy statement is nevertheless an Independent Director if it determines by resolution that such person is independent of management and free from any relationship that would interfere with such person's independent judgment as a Board member.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2002)

                             JOHN F. BERGSTROM       Chairman and Chief Executive Officer
                                                                    Bergstrom Corporation
                             Mr. Bergstrom, age 52, has served as Chairman and Chief
                             Executive Officer of Bergstrom Corporation, Neenah,
                             Wisconsin, for more than the past five years. Bergstrom
                             Corporation owns and operates automobile sales and leasing
[Photo]                      businesses and a credit life insurance company in Wisconsin and, until January of 1998, owned and operated hotels. Mr.
                             Bergstrom is a director of the Wisconsin Energy Corpora-
                             tion, Universal Foods Corporation, Banta Corporation, The
                             Catholic Diocese of Green Bay, The First National Bank-Fox
                             Valley, Midwest Express Holdings, Inc., and the Green Bay
                             Packers. He also is a member of the Board of Trustees of
                             Marquette University and the Medical College of Wisconsin.
                             He has been a director of the Corporation since 1987.

-----------------------------------------------------------------------------------------

                             PAUL J. COLLINS                                Vice Chairman
                                                                           Citigroup Inc.
                             Mr. Collins, age 62, has been Vice Chairman of Citigroup
                             Inc. since its inception in October of 1998 as a result of the merger of Citicorp and Travelers Group Inc. Prior to the merger, Mr. Collins was a Vice Chairman of Citicorp and its
[Photo]                      principal subsidiary, Citibank, N.A., since 1988. He
                             previously was elected Senior Corporate Officer and Chief
                             Planning Officer of those companies in 1985, and Group
                             Executive of those companies in 1984. He joined Citicorp in
                             1961 and served as Executive Vice President prior to
                             becoming Group Executive. He is a director of Citicorp,
                             Citibank, N.A. and Nokia Corporation. Mr. Collins is a
                             trustee of Carnegie Hall Corporation, the Central Park
                             Conservancy, and the Glyndebourne Arts Trust. He has been a director of the Corporation since 1983.

-----------------------------------------------------------------------------------------

                             ROBERT W. DECHERD          Chairman of the Board, President,
                                                              and Chief Executive Officer
                                                                   A. H. Belo Corporation
                             Mr. Decherd, age 48, has served as Chairman of the Board and
[Photo]                      Chief Executive Officer of A. H. Belo Corporation, a
                             broadcasting and publishing company, since January 1987. Mr.
                             Decherd became President of that company in January 1994,
                             and previously served as President from January 1985 through
                             December 1986. He has been a director of that company since
                             1976. Mr. Decherd is a director of the Tomas Rivera Policy
                             Institute and the Dallas Citizens Council. He has been a
                             director of the Corporation since 1996.

-----------------------------------------------------------------------------------------

                             FRANK A. MCPHERSON             Retired Chairman of the Board
                                                              and Chief Executive Officer
                                                                   Kerr-McGee Corporation
                             Mr. McPherson, age 66, served as Chairman of the Board and
                             Chief Executive Officer of Kerr-McGee Corporation, a natural resources company, from 1983 until his retirement from such offices on February 1, 1997. Previously, he served as
                             President of that company from 1980 to 1983, and Vice
                             Chairman from 1978 to 1980. He joined Kerr-McGee Corporation in 1957 and held various assignments in oil, natural gas and
[Photo]                      coal operations and chemical manufacturing. Mr. McPherson is a director of Conoco Inc., Tri-Continental Corporation,
                             Seligman Quality Fund, Inc., Seligman Select Municipal Fund,
                             Inc., Seligman Group of Mutual Funds, and Bank of Oklahoma
                             Financial Corporation. Mr. McPherson also is a member of the board of trustees of the Oklahoma Nature Conservancy, the
                             Southwest Region Board of Trustees of the Boys and Girls
                             Clubs of America, and is serving as Deputy Secretary for
                             Technology Transfer, Oklahoma Department of Commerce. He is
                             a former President of the Oklahoma Foundation for Excellence in Education and a former director of the Federal Reserve
                             Bank of Kansas City. He has been a director of the
                             Corporation since 1990.
-----------------------------------------------------------------------------------------

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2000)

                             WILLIAM O. FIFIELD                                   Partner
                                                                          Sidley & Austin
                             Mr. Fifield, age 52, has served as a partner in the law firm of Sidley & Austin since 1977. He is the managing partner in the firm's Dallas, Texas office, a member of the firm's
                             executive committee, and a member of the firm's space and
[Photo]                      new business committees. He has served the firm in a number of other administrative capacities, including co-chair of
                             the firm's committee on computers and legal technology, co-
                             chair of the firm's committee on practice development, and a member of the firm's committees on accounting and finance, assignment and compensation of associates, firm functions, and international operations. He has been a director of the
                             Corporation since 1995.
-----------------------------------------------------------------------------------------
                             WAYNE R. SANDERS                       Chairman of the Board
                                                              and Chief Executive Officer
                             Mr. Sanders, age 51, has served as Chief Executive Officer of the Corporation since 1991 and Chairman of the Board of the Corporation since 1992. He previously had been elected
                             President and Chief Operating Officer in 1990. Employed by
                             the Corporation in 1975, Mr. Sanders was appointed Vice
                             President of Kimberly-Clark Canada Inc., a wholly owned
                             subsidiary of the Corporation, in 1981 and was appointed
[Photo]                      Director and President in 1984. Mr. Sanders was elected
                             Senior Vice President of Kimberly-Clark Corporation in 1985
                             and was appointed President - Infant Care Sector in 1987,
                             President - Personal Care Sector in 1988 and President -
                             World Consumer, Nonwovens and Service and Industrial
                             Operations in 1990. Mr. Sanders is a director of Adolph
                             Coors Company, Coors Brewing Company, Texas Instruments
                             Incorporated and Chase Bank of Texas, National Association.
                             He also is a member of the Marquette University Board of
                             Trustees and is a national trustee of the Boys and Girls
                             Clubs of America. He has been a director of the Corporation since 1989.
-----------------------------------------------------------------------------------------

                             WOLFGANG R. SCHMITT                Chairman of the Board and
                                                                  Chief Executive Officer
                                                                  Rubbermaid Incorporated
                             Mr. Schmitt, age 55, has served as Chairman of the Board of
                             Rubbermaid Incorporated since 1993, and as Chief Executive
                             Officer since 1992. He previously was elected President and
[Photo]                      Chief Operating Officer in 1991, Executive Vice President in
                             1987 and President of the Home Products Division in 1984. He
                             joined Rubbermaid Incorporated in 1966 and has been employed in various marketing and research and development
                             assignments. Mr. Schmitt is a director of Rubbermaid
                             Incorporated and Parker-Hannifin Corporation and serves as a trustee of Otterbein College. He has been a director of the
                             Corporation since 1994.

-----------------------------------------------------------------------------------------

                             RANDALL L. TOBIAS                          Chairman Emeritus
                                                                    Eli Lilly and Company
                             Mr. Tobias, age 57, served as Chairman of the Board and
                             Chief Executive Officer of Eli Lilly and Company from June
                             1993 until his retirement as Chief Executive Officer on June
                             30, 1998, and as Chairman on December 31, 1998. He
[Photo]                      previously had been Vice Chairman of the Board of AT&T since
                             1986, and had been employed by AT&T since 1964. Mr. Tobias is a director of Phillips Petroleum, Inc. and Knight-Ridder,
                             Inc. and is Chairman Emeritus of Eli Lilly and Company. He
                             is a member of the Business Council. He is chairman of the board of trustees of Duke University and a trustee of the
                             Colonial Williamsburg Foundation. He has been a director of the Corporation since 1994.

-----------------------------------------------------------------------------------------

                              TERM EXPIRING AT THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2001)


                             PASTORA SAN JUAN CAFFERTY                          Professor
                             University of Chicago
                             Mrs. Cafferty, age 58, has been a Professor since 1985 at
                             the University of Chicago's School of Social Service
                             Administration where she has been a member of the faculty
[Photo]                      since 1971. Mrs. Cafferty is a director of the People's
                             Energy Corporation, Harris Trust and Savings Bank, Harris
                             Bancorp, Inc., Harris Bankmont, Inc., and Waste Management
                             Holdings, Inc. and a Trustee of The Lyric Opera and Rush-
                             Presbyterian-St. Luke's Medical Center in Chicago. She has
                             been a director of the Corporation since 1976.

-----------------------------------------------------------------------------------------

                             CLAUDIO X. GONZALEZ                    Chairman of the Board
                                                                    and Managing Director
                                                   Kimberly-Clark de Mexico, S.A. de C.V.
                             Mr. Gonzalez, age 64, has served as Chairman of the Board
                             and Managing Director of Kimberly-Clark de Mexico, S.A. de
                             C.V., an equity company of the Corporation and a producer of disposable consumer products, pulp, and writing and other
                             papers, since 1973. He was employed by the Corporation in
                             1956 and by Kimberly-Clark de Mexico, S.A., the predecessor
[Photo]                      of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. Mr.
                             Gonzalez was elected Vice President of Operations of
                             Kimberly-Clark de Mexico, S.A. in 1962 and Executive Vice
                             President and Managing Director in 1966. He is a director of
                             Kellogg Company, General Electric Company, Unilever N.V.,
                             Unilever PLC, The Mexico Fund, Planet Hollywood
                             International, Banco Nacional de Mexico, Grupo Industrial
                             ALFA, Grupo Modelo, Grupo Carso, Telefonos de Mexico and
                             Televisa, and is a member of the International Advisory
                             Council of J.P. Morgan. He has been a director of the
                             Corporation since 1976.
-----------------------------------------------------------------------------------------
                             LOUIS E. LEVY              Retired Partner and Vice Chairman
                                                                        KPMG Peat Marwick
                             Mr. Levy, age 66, served as a partner of KPMG Peat Marwick or its predecessor firms from 1968 until his retirement from that firm in 1990. He had been a member of the board of
[Photo]                      directors of KPMG Peat Marwick or its predecessor firms from
                             1978 until his retirement. In addition, he was Vice Chairman of KPMG Peat Marwick, responsible for Professional Standards and Quality Assurance. Mr. Levy is a member of the board of directors of Household International, Inc. and the BT Alex.
                             Brown/Flag Investors Group of Mutual Funds. He is Chairman
                             Emeritus of the National Multiple Sclerosis Society. He has
                             been a director of the Corporation since 1991.
-----------------------------------------------------------------------------------------
                             LINDA JOHNSON RICE     President and Chief Operating Officer
                                                         Johnson Publishing Company, Inc.
                             Mrs. Johnson Rice, age 41, has been President and Chief
[Photo]                      Operating Officer of Johnson Publishing Company, Inc., a
                             multi-media company, since 1987. She joined that company in
                             1980, and became Vice President in 1985. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated and Viad
                             Corporation. She has been a director of the Corporation
                             since 1995.
-----------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 1998 (unless otherwise noted) regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group.

                   NAME OF INDIVIDUAL OR                           AMOUNT AND NATURE OF
                     IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)(3)
                   ---------------------                      ------------------------------
John F. Bergstrom...........................................               16,400(4)
Pastora San Juan Cafferty...................................                5,070(5)
Paul J. Collins.............................................                9,800(5)
Robert W. Decherd...........................................                9,000(6)
John W. Donehower...........................................              309,766(7)(8)
O. George Everbach..........................................              281,907(7)
Thomas J. Falk..............................................              327,922(7)
William O. Fifield..........................................                5,800(5)
Claudio X. Gonzalez.........................................              127,332
Louis E. Levy...............................................                5,200(5)
Frank A. McPherson..........................................                8,000(5)(9)
Linda Johnson Rice..........................................                3,800
Wayne R. Sanders............................................            1,112,269(7)
Wolfgang R. Schmitt.........................................                2,800(5)
Kathi P. Seifert............................................              274,683(7)
Randall L. Tobias...........................................                8,800(5)(10)
All directors, nominees and executive officers as a group...            3,024,673(7)(11)

---------------

 (1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

 (2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

 (3) For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued pursuant to the Outside Directors' Stock Compensation Plan. See "Executive Compensation -- Compensation of Directors."

 (4) Includes 1,600 shares held by a trust for Mr. Bergstrom's son and daughter for which Mr. Bergstrom serves as trustee. Also includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

 (5) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 1998 under the Corporation's deferred compensation plan for directors: Mrs. Cafferty, 21,496 credits; Mr. Collins, 44,402 credits; Mr. Fifield, 3,872 credits; Mr. Levy, 6,427 credits; Mr. McPherson, 1,431 credits; Mr. Schmitt, 5,096 credits; and Mr. Tobias, 6,248 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although such directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, such stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to such stock credits. See "Executive Compensation -- Compensation of Directors" for additional information concerning such deferred stock accounts.

 (6) Includes 1,200 shares held by Mr. Decherd's son, who has sole voting and investment power with respect to such shares.

 (7) Includes the following shares which could be acquired within 60 days of December 31, 1998 by: Mr. Donehower, 239,005 shares; Mr. Everbach, 205,917 shares; Mr. Falk, 284,735 shares; Mr. Sanders, 859,717 shares; Ms. Seifert, 254,391 shares; and all directors, nominees and executive officers as a group, 2,284,474 shares. Also, shares of common stock held by the trustee of the Corporation's Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the respective directors, nominees and executive officers above are included in this table.

 (8) Includes 1,140 shares held by Mr. Donehower's daughter with respect to which Mr. Donehower shares voting and investment power with his daughter.

 (9) Mr. McPherson shares voting and investment power with respect to 6,200 shares.

(10) Includes 5,000 shares acquired by Mr. Tobias on January 29, 1999.

(11) Voting and investment power with respect to 12,340 of such shares is shared.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1998, the Corporation and certain of its subsidiaries retained the legal services of Sidley & Austin. William O. Fifield, a director of the Corporation, is a partner in that firm. Management believes that the cost of services so rendered by Sidley & Austin during 1998 was reasonable compared with the cost of obtaining similar services from other law firms. The Corporation and certain of its subsidiaries expect to retain Sidley & Austin in 1999.

     The Corporation paid $471,000 to Bergstrom Corporation in 1998 for automobile rental and purchasing costs and hotel and lodging costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. In addition, the Corporation leases office space in Neenah, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership, a partnership engaged in the redevelopment of downtown real estate. John F. Bergstrom owns a 15 percent limited partner interest in such partnership. During 1998, rental payments made by the Corporation to such partnership were $632,000.

     During 1998, K-C Aviation Inc., a former wholly owned subsidiary of the Corporation, serviced and managed a corporate aircraft owned by Bergstrom Pioneer Auto and Truck Leasing ("Bergstrom Leasing"), a wholly owned subsidiary of Bergstrom Corporation. In addition, during 1998, the Corporation provided certain pilot services to Bergstrom Corporation with respect to such aircraft. The total fees paid in 1998 to K-C Aviation Inc. and the Corporation by Bergstrom Leasing and Bergstrom Corporation for such services rendered were $677,000. The Corporation sold the outstanding shares of K-C Aviation Inc. on August 19, 1998.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from an unaffiliated third party. Except with respect to aircraft services previously provided by K-C Aviation Inc., and hotel and lodging services, the Corporation expects to engage in similar transactions with Bergstrom Corporation, Bergstrom Leasing and the partnership in 1999.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met eight times in 1998. All of the incumbent directors, except Mr. Schmitt, attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Collins, Chairman, Mr. Bergstrom, Mr. Decherd, Mr. Fifield, Mrs. Johnson Rice, and Mr. Schmitt, met three times during 1998. The Committee selects, subject to stockholder approval, and engages independent auditors to audit the books, records and accounts of the Corporation, determines the scope of such audits, and establishes policy in connection with internal audit programs of the Corporation.

     The Compensation Committee, currently composed of Mr. Levy, Chairman, Mrs. Cafferty, Mr. McPherson and Mr. Tobias, met three times during 1998. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation -- Board Compensation Committee Report on Executive Compensation."

     The Nominating Committee, currently composed of Mr. McPherson, Chairman, Mrs. Cafferty, Mr. Decherd and Mr. Levy, met once during 1998. The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days' notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The table which follows sets forth information concerning compensation for each of 1996, 1997 and 1998 awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers of the Corporation other than the chief executive officer whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                          ----------------------
                                            ANNUAL COMPENSATION             AWARDS
                                    -----------------------------------   ----------    PAYOUTS
                                                              OTHER       SECURITIES   ---------
                                                              ANNUAL      UNDERLYING     LTIP       ALL OTHER
                                                           COMPENSATION    OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)      ($)(2)        (#)(3)        ($)         ($)(4)
---------------------------  ----   ---------   --------   ------------   ----------   ---------   ------------
Wayne R. Sanders             1998    950,000    367,488(1)    3,414        210,000             0      4,800
Chairman of the Board        1997    950,000    232,320(1)    3,506        180,000     1,792,841      4,800
and Chief Executive Officer  1996    800,000    895,488(1)    1,415        210,000     1,233,089      4,500
John W. Donehower            1998    395,000    121,800       1,576         48,000             0      4,800
Senior Vice President        1997    370,000     77,000       1,448         48,000             0      4,800
and Chief Financial Officer  1996    337,500    296,800(1)        0         80,000       246,617      4,500
O. George Everbach           1998    405,000    121,800           0         48,000             0      4,800
Senior Vice President - Law  1997    375,000     77,000         656         48,000             0      4,800
and Government Affairs       1996    362,500    296,800         400         80,000       493,235      4,500
Thomas J. Falk               1998    425,000    289,425(1)    1,045         60,000             0      4,800
Group President -            1997    400,000    114,204(1)    3,510         60,000       136,165      4,800
Tissue, Pulp and Paper       1996    350,000    390,080       4,672         80,000       164,411      4,500
Kathi P. Seifert             1998    385,000    141,288       8,586         48,000             0      4,800
Group President -            1997    350,000    220,000       1,837         48,000       136,165      4,800
North American Personal      1996    300,000    339,200         830         60,000        79,061      4,500
Care Products

---------------

(1) Includes amounts voluntarily deferred by the executive officer under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Board Compensation Committee Report on Executive Compensation-Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes, and reimbursements by the Corporation of certain educational expenses incurred by executive officers pursuant to the Corporation's Educational Opportunities Plan. The value of such amounts did not, for any of the executive officers named above, exceed, in the aggregate, $50,000 in 1996, 1997 or 1998.

(3) The Corporation paid a stock dividend on April 2, 1997 to stockholders of record on March 7, 1997 in order to effect a two-for-one stock split of the Corporation's common stock (the "Stock Split"). The options are shown on a post-Stock Split basis.

(4) Amounts shown consist solely of the Corporation's matching contributions under the Corporation's Salaried Employees Incentive Investment Plan.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under "Board Compensation Committee Report on Executive Compensation" below.

     The table which follows sets forth information concerning grants of stock options during 1998 to each of the executive officers who is named in the Summary Compensation Table and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option term.

                            OPTION GRANTS IN 1998(1)

                                             INDIVIDUAL GRANTS
                            ----------------------------------------------------
                            NUMBER OF                                              POTENTIAL REALIZABLE VALUE AT
                            SECURITIES    % OF TOTAL                               ASSUMED ANNUAL RATES OF STOCK
                            UNDERLYING     OPTIONS                                 PRICE APPRECIATION FOR OPTION
                             OPTIONS      GRANTED TO    EXERCISE OR                           TERM(2)
                             GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ------------------------------
           NAME                (#)       FISCAL YEAR      ($/SH)         DATE      0%($)     5%($)       10%($)
           ----             ----------   ------------   -----------   ----------   -----   ---------   ----------
Wayne R. Sanders..........   210,000         6.8          55.9375      2/25/08       0     7,387,547   18,721,493
John W. Donehower.........    48,000         1.6          55.9375      2/25/08       0     1,688,582    4,279,199
O. George Everbach........    48,000         1.6          55.9375      2/25/08       0     1,688,582    4,279,199
Thomas J. Falk............    60,000         2.0          55.9375      2/25/08       0     2,110,728    5,348,998
Kathi P. Seifert..........    48,000         1.6          55.9375      2/25/08       0     1,688,582    4,279,199

---------------

(1) The plans governing stock option grants provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 1998 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all such options become exercisable for three years upon the death, total and permanent disability, or retirement of the officer.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by, and the 0% rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's stock price.

     The table which follows sets forth information concerning exercises of stock options during 1998 by each of the executive officers who is named in the Summary Compensation Table and the value of each such officer's unexercised options as of December 31, 1998 based on a closing stock price of $54.50 per share of the Corporation's common stock on such date:

                      AGGREGATED OPTION EXERCISES IN 1998
                   AND OPTION VALUES AS OF DECEMBER 31, 1998

                                                                            NUMBER OF          VALUE OF
                                                                            SECURITIES       UNEXERCISED
                                                                            UNDERLYING       IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT
                                                                            OPTIONS AT       DECEMBER 31,
                                                                           DECEMBER 31,        1998 ($)
                                          SHARES ACQUIRED      VALUE         1998 (#)
                                            ON EXERCISE      REALIZED      EXERCISABLE/      EXERCISABLE/
                  NAME                          (#)             ($)       UNEXERCISABLE     UNEXERCISABLE
                  ----                    ---------------    ---------    --------------    --------------
Wayne R. Sanders.........................     180,000        5,372,100       658,718          15,755,567
                                                                             420,000           1,790,250
John W. Donehower........................           0                0       178,206           4,067,618
                                                                             113,600             617,200
O. George Everbach.......................           0                0       145,118           3,080,107
                                                                             113,600             617,200
Thomas J. Falk...........................           0                0       216,736           5,088,201
                                                                             134,000             655,000
Kathi P. Seifert.........................       2,500           71,331       201,592           5,020,964
                                                                             105,600             500,700

     The table which follows sets forth information (on a post-Stock Split basis) concerning grants of participation share awards during 1998 to each of the executive officers who is named in the Summary Compensation Table and the estimated future payouts with respect thereto:

                 LONG-TERM INCENTIVE PLANS - AWARDS IN 1998(1)

                                                         PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                          NUMBER OF        OR OTHER         NON-STOCK PRICE-BASED PLANS
                                        SHARES, UNITS    PERIOD UNTIL    ---------------------------------
                                          OR OTHER        MATURATION     THRESHOLD     TARGET      MAXIMUM
                 NAME                     RIGHTS(#)       OR PAYOUT         ($)        ($)(2)        ($)
                 ----                   -------------    ------------    ---------    ---------    -------
Wayne R. Sanders.......................    70,000          5 years          N/A       1,808,100      N/A
John W. Donehower......................    24,000          5 years          N/A         619,920      N/A
O. George Everbach.....................    24,000          5 years          N/A         619,920      N/A
Thomas J. Falk.........................    30,000          5 years          N/A         774,900      N/A
Kathi P. Seifert.......................    24,000          5 years          N/A         619,920      N/A

---------------

(1) Pursuant to the 1992 Equity Participation Plan (the "1992 Plan") governing participation shares, each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. Each share in a participant's account is assigned a dividend rate equal to the rate declared on the Corporation's common stock. At the end of each fiscal quarter such dividend amount is determined by multiplying the total cash dividend declared per share of the Corporation's common stock during such quarter by the total of the participation shares and dividend shares in the participant's account. Such amount, when divided by the book value of one share of the Corporation's common stock at the close of such fiscal quarter, is the number of dividend shares credited to a participant's account for such quarter.

    The 1992 Plan, however, provides that no dividend shares will be credited to a participant's account in any quarter in which the total cash dividends per share of common stock are (i) less than $.205 or (ii) less than the total cash dividends per share of common stock for the same quarter of the immediately preceding year. In addition, in any quarter in which the dividend is less than the dividend for the same quarter of the preceding year, the book value of the participation shares will be reduced by the difference in the dividend amounts between the two quarters.

    The normal maturity date of a participation share award will be the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. Within 90 days after such maturity date, the participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of such shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock). In addition, the 1992 Plan provides that up to 50 percent of the payment of matured participation share awards may be made in the form of the Corporation's common stock as determined by the Compensation Committee when the award is granted.

    The book value for purposes of awards made pursuant to the 1992 Plan shall be adjusted to exclude the effect of stock repurchases and changes in the Corporation's accounting policies. Further, in the event there are any changes in the common stock or the capitalization of the Corporation through a corporate transaction, such as a merger or an acquisition involving the issuance of common stock, or other changes in the corporate structure of the Corporation, such as a stock split or stock dividend, appropriate adjustments shall be made to the number of participation shares, the base value per participation share awarded to participants, and the number of dividend shares credited to participants' accounts, to the extent necessary to preserve the benefit to the participants of awards made under the 1992 Plan.

(2) Under the 1992 Plan, there is no threshold or maximum payout. Based on the Corporation's 1998 performance, the target amounts assume an 18.1% annual increase in the book value of the Corporation's common stock (as determined in accordance with the 1992 Plan) during the term of the award, and a $.01 per share annual increase in the quarterly dividend rate. These assumptions are not intended to be a forecast of future performance by the Corporation.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of Independent Directors. See "Proposal 1. Election of Directors - General Information." The Board designates the members and the Chairman of such committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation with respect to which information regarding stock option grants and exercise transactions is disclosed in this Proxy Statement. In addition, the Compensation Committee is responsible for establishing and administering the policies which govern annual compensation and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies which the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 237 industrial companies with annual sales exceeding $1 billion (the "Industrial Company Group"), of which the Corporation is in the fourth quartile in terms of annual sales. Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 1998, the Compensation Committee employed compensation policies designed to align such compensation with the Corporation's overall business strategy, values and management initiatives. Such policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value through stock option and long-term incentive awards, (ii) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (iii) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 1998

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of such companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon growth in the operating profit of such unit), the performance of the Corporation (primarily based upon growth in earnings per share and shareholder return), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 1998 were consistent with the policies and practices described above.

     Cash Bonus Awards for 1998

     The cash bonus awards for 1998 set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under such program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentile) of compensation for the Industrial Company Group if such officer's goals have been fully met during the year. In determining such target cash bonus awards, the Compensation Committee places primary emphasis on data for the Industrial Company Group, as opposed to the Consumer Company Group, because such data represents the performance based compensation practices of a broadly based group of companies.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals for 1998 took into account, depending on the responsibility of the individual, the performance of the group or unit with which the individual is associated (primarily based upon growth in the operating profit of such unit) and the overall performance of the Corporation (based upon the Corporation's long-term goal of maintaining growth in earnings per share from operations (the "EPS Goal") and its long-term goal of consistently exceeding the S&P 500 index for total shareholder return (the "Shareholder Return Goal")). The cash bonus awards paid for 1998 with respect to the EPS Goal and Shareholder Return Goal were primarily in recognition of the progress, as determined by the members of the

Board of Directors who are Independent Directors (see "Proposal 1. Election of Directors -- General Information"), made by the Corporation during the year toward attaining such Goals. An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's EPS Goal and Shareholder Return Goal. The goals described above may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 1998 were consistent with the policies and practices described above.

     Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonuses paid to the named executive officers, taken together with base salaries, were within the first quartile of such compensation for comparable officers in the Industrial Company Group except for Mr. Falk who was in the second quartile.

     Participation Shares and Stock Options

     The Corporation maintains the 1992 Equity Participation Plan pursuant to which stock option grants and long-term incentive awards have been made to executive officers in 1998 and also maintains the 1986 Equity Participation Plan (collectively, the "Equity Plans"). The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1986 Equity Participation Plan has expired, and no additional awards can be made under such plan. However, all awards outstanding on the expiration date remain in full force and effect in accordance with its terms. Only stock option awards are currently outstanding under the 1986 Equity Participation Plan.

     The number of long-term incentive or stock option awards granted to an executive officer is based principally on such officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of such awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising such group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of such grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and size of prior grants to an executive officer. The payout resulting from any long-term incentive or stock option award is based on the growth in the book value and market value, respectively, of the Corporation's common stock subsequent to the grant of such awards.

     The 1992 Plan employs book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the 1992 Plan, see note 1 to the table above entitled "Long-Term Incentive Plans - Awards in 1998."

     The Equity Plans also employ market value as a basis for rewarding past performance and as a motivation for future performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 1998."

     1998 Compensation of the Chief Executive Officer

     The Compensation Committee reviews and adjusts the Chief Executive Officer's salary every two years. The Committee last increased the compensation of the Chief Executive Officer in 1997 based on the policies and practices described above. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 1998 was near the median of salary levels of the chief executive officers of the Consumer Company Group.

     The cash bonus which was paid to Mr. Sanders for 1998 was primarily in recognition of the progress, as determined by the members of the Board of Directors who are Independent Directors (see "Proposal 1. Election of
Directors - General Information"), made by the Corporation during the year toward attaining the Corporation's EPS Goal and Shareholder Return Goal. Because target levels with respect to these goals were not fully met during 1998, the bonus award to Mr. Sanders for 1998 was 50 percent of the target bonus level. Based upon comparison of the most recent data provided by the independent consultants described above, such bonus, taken together with Mr. Sanders' base salary, was within the first quartile of such compensation paid to chief executive officers of the Industrial Company Group.

     Alignment of Executive Compensation with Corporate Performance

     The Compensation Committee believes that executive compensation for 1998 adequately reflects its policy to align such compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     The Committee has determined that it is not in the stockholders' interests to modify the Corporation's Management Achievement Award Program plan to enable the Corporation to meet the requirements of the federal tax code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. The Committee believes that it is in the stockholders' interests for the Committee to retain discretion in the awarding of cash bonuses to such officers to better ensure that the bonus which is paid to each such officer reflects the officer's contribution to the achievement of the Corporation's EPS Goal and Shareholder Return Goal.

     However, the Corporation has adopted a deferred compensation plan in response to such limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1 million for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. Such plan permits such officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. Such deferral will result in the possible deduction by the Corporation of such compensation when paid; however, there is no obligation on any executive officer to defer any such amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to such officers which, together with their annual salary, exceeds $1 million will be minimal. In 1998, the Chief Executive Officer elected to defer all amounts of his salary and bonus in excess of $1 million.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the Corporation's 1992 Equity Participation Plan, as amended, ensures that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Louis E. Levy, Chairman
Pastora San Juan Cafferty
Frank A. McPherson
Randall L. Tobias

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
                 Kimberly-Clark, S&P 500, and Peer Group(1)(2)

     The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                            TOTAL SHAREHOLDER RETURN

               MEASUREMENT PERIOD                    KIMBERLY-
             (FISCAL YEAR COVERED)                     CLARK            S&P 500          PEER GROUP
DEC 93                                                      100.00            100.00            100.00
DEC 94                                                      100.30            101.32            112.71
DEC 95                                                      173.96            139.40            152.57
DEC 96                                                      204.72            171.40            190.86
DEC 97                                                      216.12            228.59            268.94
DEC 98                                                      243.96            293.91            333.34

(1) The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, Fort James Corp., Johnson & Johnson, Paragon Trade Brands, Inc., Pope & Talbot, Inc., The Procter & Gamble Company, The Unilever Group, Champion International, International Paper Company and Mead Corp. The Peer Group used in this Proxy Statement includes the same companies as those included in the Peer Group used in the proxy statement for the Corporation's prior fiscal year. Paragon Trade Brands, Inc. announced on January 7, 1998 that it had filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

(2) The graph treats as a special dividend the distribution on November 30, 1995 of one share of common stock of Schweitzer-Mauduit International, Inc. for every 10 shares of the Corporation's common stock held of record on November 13, 1995.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the following Directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Louis E. Levy, Chairman; Pastora San Juan Cafferty; Randall L. Tobias; and Frank A. McPherson.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     Kathi P. Seifert, Group President - North American Personal Care Products of the Corporation, serves as a member of the board of directors of Eli Lilly and Company. Randall L. Tobias, who served as Chief Executive Officer and Chairman of the Board of Eli Lilly and Company until June 30,

1998 and December 31, 1998, respectively, serves as a member of the Compensation Committee of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 1998 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF BENEFIT SERVICE
                       --------------------------------------------------------------------------------
                          15         20         25         30          35           40           45
REMUNERATION            YEARS      YEARS      YEARS      YEARS       YEARS        YEARS        YEARS
------------           --------   --------   --------   --------   ----------   ----------   ----------
$ 200,000............  $ 45,000   $ 60,000   $ 75,000   $ 90,000   $  105,000   $  120,000   $  135,000
   400,000...........    90,000    120,000    150,000    180,000      210,000      240,000      270,000
   600,000...........   135,000    180,000    225,000    270,000      315,000      360,000      405,000
   800,000...........   180,000    240,000    300,000    360,000      420,000      480,000      540,000
 1,000,000...........   225,000    300,000    375,000    450,000      525,000      600,000      675,000
 1,200,000...........   270,000    360,000    450,000    540,000      630,000      720,000      810,000
 1,400,000...........   315,000    420,000    525,000    630,000      735,000      840,000      945,000
 1,600,000...........   360,000    480,000    600,000    720,000      840,000      960,000    1,080,000
 1,800,000...........   405,000    540,000    675,000    810,000      945,000    1,080,000    1,215,000
 2,000,000...........   450,000    600,000    750,000    900,000    1,050,000    1,200,000    1,350,000
 2,200,000...........   495,000    660,000    825,000    990,000    1,155,000    1,320,000    1,485,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: John W. Donehower, 37.0 years; O. George Everbach, 19.7 years; Thomas J. Falk, 40.0 years; Wayne R. Sanders, 37.1 years; and Kathi P. Seifert, 36.2 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over such limitation being paid pursuant to supplemental plans. While such supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to such trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the executive officers named in the Summary Compensation Table is a participant in such supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly.

     Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to such participant under such plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each such participant would have the option of receiving the present value of his or her accrued benefits in the supplemental plans at such time in a lump sum, reduced by 10% and 5% for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan (the "Executive Severance Plan") provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (i) three times base salary and the maximum management achievement award, and (ii) the value of unmatured or unexercised awards or grants and nonvested benefits under the Corporation's Equity Participation Plans and the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The plan also provides for a reduction in its benefits otherwise payable if, due to the application of Section 280G of the Internal Revenue Code of 1986, such reduction would result in equal, or greater net after tax benefits to the participant. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that such participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table.

     CORPORATION'S SEVERANCE PAY PLAN

     The Corporation's Severance Pay Plan generally provides eligible employees (including the executive officers) a lump sum severance payment of one week's pay for each year of employment in the event of involuntary termination without cause. The minimum severance payment is six week's pay and the maximum is 26 week's pay. Benefits under this plan will not be paid to an executive officer in the event benefits are payable under the Executive Severance Plan.

     COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual cash retainer of $30,000 payable pro rata quarterly in advance, and a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee thereof, subject to a maximum of $3,600 for any day on which more than one such meeting is held. Pursuant to the Outside Directors' Stock Compensation Plan, such directors also receive 600 shares of common stock of the Corporation on December 31 of each year, and cash dividends and accrued interest thereon are credited to an account maintained by the Corporation. All of the shares granted to any such director under such plan, together with all cash dividends and accrued interest thereon, are restricted and nontransferable until, and will be delivered to such director free of restrictions upon, his or her termination of service as a member of the Board. In addition, the Corporation reimburses such directors for expenses incurred as a result of attending Board or committee meetings. A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee thereof, but is reimbursed for expenses incurred as a result of such service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual cash retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account of such director, as provided in such election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or of that equivalent to the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with such amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends that are paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock, no shares of the Corporation's common stock are ever distributed to a participant under the plan, and no participant acquires any rights as a holder of common stock under the plan. All accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITOR

     The Audit Committee of the Board of Directors has selected, and the Board of Directors has approved, Deloitte & Touche LLP as the principal independent auditor to audit the financial statements of the Corporation for 1999, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Audit Committee. Deloitte & Touche LLP has been the independent auditor for the Corporation since its incorporation in 1928.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

PROPOSAL 3. STOCKHOLDER PROPOSAL REGARDING CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Plumbers and Pipefitters National Pension Fund, 103 Oronoco Street, Alexandria, Virginia 22314-2015, the beneficial owner of 358,000 shares of the Corporation's common stock, has advised the Corporation that it intends to introduce the resolution set forth below at the meeting.

     RESOLVED, that the shareholders of Kimberly-Clark Corporation, request that the Board of Directors take those steps necessary to provide that all directors be elected annually and not by classes as is now provided.

     PROPONENT'S SUPPORTING STATEMENT

     Classified Boards remove the threat of annual elections from directors. As a result, directors may lose their sense of accountability to shareholders and make decisions more in the interests of management than in the interests of shareholders. A classified Board of Directors also maintains the current board and, therefore, current management. This limits the accountability of both the Board and management to stockholders.

     A classified Board of Directors also imposes a barrier to control of the company that may make it less attractive as a potential acquisition. In addition to discouraging some potential acquirers and making change more difficult, it could also result in a period of division and controversy on the Board of Directors if some but not all Directors are replaced in connection with a takeover attempt. These consequences do not benefit shareholders.

     According to the Investor Responsibility Research Center (IRRC) shareholder proposals to repeal classified boards win high levels of voting support from shareholders while company proposals to classify boards have run into increasing difficulty obtaining support from shareholders. IRRC also reports that "shareholder support for proposals to repeal classified boards rose to a record level in 1997, averaging 43.8 percent of the votes cast..." Twelve shareholder resolutions to repeal classified boards won majority votes in 1997. As of the deadline for submitting this resolution, 13 shareholder resolutions to repeal classified boards have won majority votes in 1998.

     A number of large companies have moved away from staggered boards in recent years. Time Warner put the repeal of its classified board to a shareholder vote in 1997. The resolution passes with 80.9 percent of the vote. Other companies which have moved away from classified boards include Ameritech, Westinghouse, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises and the Travelers Group.

     In contrast, fewer companies propose to adopt classified Boards. Five management proposals to adopt classified boards failed in 1997.

     The annual election of Directors at Kimberly-Clark Corporation will allow the opportunity to register annually their views of the performance of Directors collectively and of each Director individually. This will enhance the accountability of the Board and management to shareholders.

     Please vote for this proposal.

     RESPONSE OF THE CORPORATION

     The Corporation is organized under the laws of the State of Delaware, which laws expressly permit classified terms for members of the Board of Directors. At the Corporation's 1986 Annual Meeting of Stockholders, the stockholders of the Corporation decided by a vote to divide the Board of Directors into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term, with a staggered class of directors subject to election each year.

     The staggered election of directors is intended to provide continuity of experienced directors on the Board and prevent a precipitous change in the composition of the Board. With staggered elections, at least two annual stockholder meetings would be required to effect a change in control of the Board of Directors. A staggered board helps assure stability and encourages long-term as opposed to short-term focus in the management of the business and affairs of the Corporation. In addition to experience of the directors, a staggered board helps the Corporation attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the Corporation, its operations and its competitive environment. Board classification is further intended to give the Corporation valuable protection against an unsolicited takeover unfavorable to stockholders. A classified board permits a more orderly process for directors to consider any and all alternatives to maximize stockholder value. The Investor Responsibility Research Center recently reported that over 60% of corporations included in the S&P Index currently have similar procedures for staggered elections of members of the board of directors.

     For the foregoing reasons, the Board unanimously recommends that the stockholders support the Board and vote against Proposal 3. A proxy granted to management will be voted against Proposal 3 unless the applicable box on the proxy card is specifically marked in favor or to abstain.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

2000 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 2000 Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2000 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at such address no later than November 15, 1999. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by certified mail - return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Corporation's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an annual meeting by a stockholder (other than in connection with the election of directors; see "Proposal 1. Election of Directors - Stockholder Nominations for Directors"), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's annual meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation's By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ DONALD M. CROOK
                                            Donald M. Crook
                                            Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 15, 1999

[Kimberly Clark Corporation Logo]

                           Invitation to Stockholders

                         Notice of 1999 Annual Meeting

                                Proxy Statement

                                   [GRAPHIC]

                        [LOGO KIMBERLY-CLARK CORPORATION]

KIM26 2

                                   DETACH HERE

[X]    PLEASE MARK
       YOUR VOTES AS
       IN THE EXAMPLE

IT IS NOT NECESSARY TO COMPLETE THE INFORMATION UNDER PROPOSALS 1, 2 AND 3 BELOW UNLESS YOU CHOOSE TO CAUSE YOUR SHARES TO BE VOTED SEPARATELY ON EACH MATTER TO BE BROUGHT BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

   ---------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND
                              AGAINST PROPOSAL 3.
   ---------------------------------------------------------------------------

                                                                                                      FOR      AGAINST     ABSTAIN
1. Election of Directors                                            2.  Selection of Auditor          [  ]       [  ]       [  ]
   NOMINEES: JOHN F. BERGSTROM, PAUL J. COLLINS,
             ROBERT W. DECHERD AND FRANK A. MCPHERSON
   (terms to expire at 2002 Annual Meeting of Stockholders)                                           FOR      AGAINST     ABSTAIN

                                                WITHHOLD            3.  Stockholder Proposal          [  ]       [  ]       [  ]
                           FOR                  AUTHORITY               Regarding Classification
                           All                  to vote                 of the Board
                   [  ] nominees         [  ]   for all                 of Directors
                                               Nominees

[  ]
    ---------------------------------------------------------
FOR ALL NOMINEES, EXCEPT VOTE WITHHELD FOR THOSE NAMED ABOVE.

                                                                    MARK HERE IF YOU PLAN TO ATTEND MEETING            [  ]

                                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT           [  ]
                                                                    LOWER LEFT

                                                                    I will be accompanied by                                   .
                                                                                            -----------------------------------


                                                                    Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,
                                                                    administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.






Signature:                                Date:                Signature:                               Date:
          -------------------------------      ----------------          -------------------------------     -----------------

KIM26 1                           DETACH HERE

[LOGO KIMBERLY-CLARK CORPORATION]

                    P.O. Box 619100, Dallas, Texas 75261-9100
          Proxy for the Annual Meeting of Stockholders - April 29, 1999
                 Solicited on behalf of the Board of Directors.

    Wayne R. Sanders, O. George Everbach and Donald M. Crook, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas on April 29, 1999 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

    Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

              IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

        PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.